Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
www.airproducts.com

AIR PRODUCTS ADOPTS STOCKHOLDER RIGHTS PLAN

Lehigh Valley, Pa. (July 25, 2013) – Air Products (NYSE:APD) today announced that its Board of Directors has unanimously adopted a stockholder rights plan (the “Rights Plan” or “Plan”) and declared a dividend of one right for each outstanding share of Air Products common stock.

Air Products has observed unusual and substantial activity in the Company’s shares.  The Board of Directors believes that the Rights Plan will help promote the fair and equal treatment of all stockholders of the Company in the event of an accumulation of a substantial block of the Company’s shares and ensure that the Board of Directors remains in the best position to discharge its fiduciary duties to the Company and its stockholders.  The Rights Plan has not been adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

Pursuant to the Plan, Air Products is issuing one preferred stock purchase right for each current share of common stock outstanding at the close of business on August 5, 2013.  Initially, these rights will not be exercisable and will trade with the shares of Air Products’ common stock.

Under the Rights Plan, the rights generally will become exercisable only if a person or group acquires beneficial ownership of 10 percent (or 20 percent in the case of institutional investors filing on Schedule 13G, as described in the Rights Plan) or more of Air Products’ common stock in a transaction not approved by Air Products’ Board of Directors.  In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of Air Products common shares having a market value of twice such price.  In addition, if Air Products is acquired in a merger or other business combination after an acquiring person acquires 10 percent (or 20 percent in the case of 13G institutional investors) or more of Air Products’ common stock, each holder of the right will thereafter have the right to purchase, upon payment of the exercise price, a number of common shares of the acquiring person having a market value of twice such price.  The acquiring person will not be entitled to exercise these Rights.

Air Products’ Board of Directors may redeem the rights for a nominal amount at any time before an event that causes the rights to become exercisable.  Under the Plan’s terms, it will expire on July 24, 2014.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Air Products with the U.S. Securities and Exchange Commission.

About Air Products

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the company has enabled customers to become more productive, energy efficient and sustainable. More than 20,000 employees in over 50 countries supply innovative solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2012, Air Products had sales approaching $10 billion. For more information, visit www.airproducts.com.

Note: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, whether the Rights Plan will have its intended effects. Actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the Company’s Form 10K for its fiscal year ended September 30, 2012. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

Media Inquiries:

George Noon, tel: (610) 481-1990; e-mail: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.